Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Numbers 333-203037 and 333-258107) and Form S-3 (Registration Numbers 333-278360 and 333-254846) of our report dated April 1, 2025, relating to the consolidated financial of Ultralife Corporation as of and for the year ended December 31, 2024 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025. On August 1, 2025 Freed Maxick P.C. joined WithumSmith+Brown, PC and accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Registration Statements for the periods after this date.

/s/ Freed Maxick P.C.

Rochester, New York

March 23, 2026